Contact: Beth Mansfield
805/745-7741
bmansfield@ckr.com

CKE RESTAURANTS, INC. ANNOUNCES APPOINTMENT OF
PONDER, RUBINSTEIN, THOMPSON TO BOARD OF DIRECTORS

CARPINTERIA, Calif., August 16, 2010 – CKE Restaurants, Inc. announced today the appointment of Daniel E. Ponder, Jr., Jerold H. Rubinstein and C. Thomas Thompson to its board of directors.

Ponder served as a director of CKE from 2001 until his resignation earlier this year pursuant to the terms of CKE’s recently completed merger with affiliates of Apollo Management VII, L.P. (“Apollo”). He currently is the president and chairman of the board of Ponder Enterprises, Inc., a franchisee of Hardee’s restaurants since 1984. He has been a member of the board of directors of the Independent Hardee’s Franchise Association since its inception in 1997. Ponder was formerly a member of the Georgia State House of Representatives and a 2003 recipient of the John F. Kennedy Profiles in Courage Award. “Mr. Ponder brings to the board considerable experience in the quick-service restaurant industry, both as a significant and well respected franchisee for over 25 years and as a director of CKE for over nine years,” said Peter Copses, CKE’s chairman of the board. “As a franchisee, Mr. Ponder brings specialized knowledge and a unique perspective with respect to franchisee relations, operations, marketing, product development, business strategies and franchising of the Hardee’s brand.”

Rubinstein served as a director of CKE from 2006 until his resignation earlier this year pursuant to the terms of CKE’s recently completed merger with affiliates of Apollo. Rubinstein is chairman of U.S. Global Investors, Inc., a mutual fund advisory company. He has started and sold many companies over the years, including Bel Air Savings and Loan and DMX, a cable and satellite music distribution company. Most recently, he was managing partner at Music Imaging & Media Imaging International. Copses stated: “As a result of a lengthy career as an attorney, CPA and businessman, Mr. Rubinstein brings to the board extensive experience in the areas of operations, legal analysis, financial and accounting expertise, and business development. His particular skills include finance and accounting, operations, long-range planning, brand and product development, business strategy and development, corporate governance and risk assessment. His tenure as a director of CKE and as chairman of its Audit Committee will immediately bring to the board a very meaningful level of understanding with respect to oversight of the company’s financial and accounting functions.”

Thompson previously served as president and chief operating officer of CKE from 1994 until 2000, when he became CEO and a director of CKE until his resignation in late 2000. Thompson has been a Carl’s Jr. franchisee since 1984 and is currently a principal in four Carl’s Jr. franchises owning 60 restaurants. “Mr. Thompson brings to the board extensive knowledge and experience in the quick-service restaurant industry generally and with respect to the Carl’s Jr. system specifically,” Copses stated. “He was one of the first Carl’s Jr. franchisees and has served as a board member and president of the Star Franchise Association. As a former officer and director of CKE as well as a long-time and well respected franchisee, he brings to the board a unique and positive perspective with respect to both the company and its relationship with the franchise community.”

Commenting on the appointments, CKE Restaurants CEO Andrew F. Puzder said: “I have known and worked with Dan, Jerry and Tom for many years and they are excellent additions to our board. Their knowledge, experience and perspectives on our business will be extremely valuable for both our board and our management team. In particular, we strive to be a franchise-friendly company. The addition of Dan and Tom to our board is a testament to our continuing commitment to work with, support and grow our franchise community.”

About CKE

CKE Restaurants, Inc. is a privately held company headquartered in Carpinteria, Calif. As of the end of its first quarter of fiscal 2011, CKE Restaurants, through its subsidiaries, had a total of 3,134 franchised, licensed or company-operated restaurants in 42 states and in 16 countries, including 1,233 Carl’s Jr. restaurants and 1,901 Hardee’s restaurants. For more information, about CKE Restaurants, please visit www.ckr.com.

SOURCE: CKE Restaurants, Inc.